Exhibit 99.1

News Release
International Paper Reports First Quarter 2023 Results

MEMPHIS, Tenn. – April 27, 2023 – International Paper (NYSE: IP) today reported first quarter 2023 financial results.

FIRST QUARTER 2023 HIGHLIGHTS

•First quarter net earnings (loss) of $172 million ($0.49 per diluted share); First quarter adjusted operating earnings* (non-GAAP) of $185 million ($0.53 per diluted share)
•Building a Better IP initiatives delivered $65 million of incremental year-over-year earnings benefit in the first quarter 2023
•First quarter cash provided by operations of $345 million; First quarter free cash flow of $4 million included a $193 million final payment to the IRS for the timber monetization restructuring settlement
•Returned $319 million to shareholders through $157 million share repurchases and $162 million in dividends in the first quarter 2023

“International Paper operated well in the first quarter, while navigating a challenging and dynamic macro environment,” said Mark Sutton, Chairman of the Board and Chief Executive Officer. “We successfully executed our highest maintenance outage quarter and realized additional benefits from our Building a Better IP initiatives and lower input costs. We also returned $319 million to shareowners."

“Looking ahead,” Sutton added, “we expect the demand environment to improve throughout the year as customer inventory destocking runs its course. We remain focused on serving our customers' needs, while optimizing our system to drive out high marginal costs and maximizing value for our stakeholders.”

Diluted Net EPS and Adjusted Operating EPS

	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Net Earnings (Loss)	$0.49	$(0.90)	$0.95
Less – Discontinued Operations (Gain) Loss, Net of Taxes	—	1.38	(0.25)
Net Earnings (Loss) from Continuing Operations	0.49	0.48	0.70
Add Back – Non-Operating Pension Expense (Income)	0.04	(0.13)	(0.13)
Add Back – Net Special Items Expense (Income)	0.01	0.41	(0.12)
Income Tax Effect - Non-Operating Pension and Net Special Items Expense	(0.01)	0.11	0.06
Adjusted Operating Earnings*	$0.53	$0.87	$0.51

*    Adjusted operating earnings (non-GAAP) is defined as net earnings (GAAP) excluding discontinued operations, net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of discontinued operations, net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items, Discontinued Operations and Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Net Sales	$5,020	$5,133	$5,237
Net Earnings (Loss)	172	(318)	360
Business Segment Operating Profit	306	451	348
Adjusted Operating Earnings	185	309	195
Cash Provided By (Used For) Operations	345	761	588
Free Cash Flow**	4	439	403

**    Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (e) below under "Sales and Earnings by Business Segment". First quarter 2023 net sales by business segment and operating profit (loss) by business segment compared with the fourth quarter of 2022 and the first quarter of 2022 are as follows:
Business Segment Results

(In millions)	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Net Sales by Business Segment
Industrial Packaging	$4,083	$4,169	$4,406
Global Cellulose Fibers	811	842	710
Corporate and Inter-segment Sales	126	122	121
Net Sales	$5,020	$5,133	$5,237
Operating Profit (Loss) by Business Segment
Industrial Packaging	$322	$416	$397
Global Cellulose Fibers	(16)	35	(49)
Total Business Segment Operating Profit	$306	$451	$348
Industrial Packaging operating profits (losses) in the first quarter of 2023 were $322 million compared with $416 million in the fourth quarter of 2022. In North America, earnings decreased as lower input costs, primarily for recovered fiber and energy, were more than offset by lower revenue and higher planned maintenance outage expenses. Sequentially, revenue decreased as a result of lower sales prices for corrugated boxes and containerboard offset by some additional volume benefit from four more shipping days. Operating costs were higher in the first quarter of 2023 due to the non-repeat of favorable one-time items for employee benefit costs and medical claims. In EMEA, earnings improved driven by lower energy and containerboard costs.
Global Cellulose Fibers operating profits (losses) in the first quarter of 2023 were $(16) million compared with $35 million in the fourth quarter of 2022. Higher sales prices for fluff pulp was more than offset by overall lower sales volumes and a less favorable mix of lower fluff volumes and higher commodity volumes. Lower input costs, primarily for energy, were offset by higher planned maintenance outage expenses. Operating costs in the first quarter of 2023 were higher reflecting the impact of increased economic downtime and inflation and the non-repeat of favorable one-time items for employee benefit costs and medical claims in the fourth quarter of 2022.
EQUITY METHOD INVESTMENT - ILIM JOINT VENTURE
On January 24, 2023, the Company announced an agreement to sell its investment in the Ilim joint venture, subject to regulatory approvals. The Company recognized a $533 million impairment charge including $375 million of foreign currency cumulative translation adjustment loss in the fourth quarter of 2022. In the first quarter of 2023, the Company recognized an additional $43 million impairment charge including approximately $43 million of foreign currency translation adjustment loss. Equity earnings (losses), excluding impairment, were $43 million in the first quarter of 2023 compared with $44 million in the fourth quarter of 2022. The current period and historical results have been adjusted to reflect Ilim as a discontinued operation and our investment balance, following the adjustment to fair value and resulting impairment charges, is included in Assets Held for Sale.

CORPORATE EXPENSES
Corporate expenses, net was an expense of $8 million for the first quarter of 2023, compared with a benefit of $(20) million in the fourth quarter of 2022.

EFFECTIVE TAX RATE
The reported effective tax rate for the first quarter of 2023 was 22%, compared to a fourth quarter of 2022 reported effective tax rate of 46%. The higher tax rate in the fourth quarter reflects tax expense related to increases in foreign and state deferred taxes as well as the non-deductible goodwill impairment charge recognized in the fourth quarter of 2022 as set forth in the special items table below.
Excluding special items and non-operating pension expense, the operational effective tax rate for the first quarter of 2023 was 22%, compared with 25% for the fourth quarter of 2022. The higher operational effective tax rate in the fourth quarter was primarily due to an increase in state deferred taxes.

EFFECTS OF SPECIAL ITEMS
Net special items in the first quarter of 2023 amount to a net after-tax charge of $2 million ($0.01 per diluted share) compared with a charge of $174 million ($0.49 per diluted share) in the fourth quarter of 2022 and a gain of $35 million ($0.09 per diluted share) in the first quarter of 2022. Net special items in all periods include the following charges (gains):

	First Quarter 2023		Fourth Quarter 2022		First Quarter 2022
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Other	$—	$—	$(4)	$(3)	$—	$—
Total restructuring and other charges, net	—	—	(4)	(3)	—	—
EMEA Packaging goodwill impairment	—	—	76	76	—	—
Environmental remediation reserve adjustment	—	—	48	36	—	—
Legal reserve adjustments	—	—	11	8	—	—
Foreign currency cumulative translation loss related to sale of equity method investment	—	—	10	10	—	—
Sylvamo investment (a)	—	—	—	—	(46)	(35)
Interest related to the timber monetization settlement (b)	3	2	3	2	—	—
Foreign deferred tax valuation allowance	—	—	—	45	—	—
Total special items, net	$3	$2	$144	$174	$(46)	$(35)

(a)	See note (c) on the Consolidated Statement of Operations included later in this release.
(b)	See note (a) on the Consolidated Statement of Operations included later in this release.

DISCONTINUED OPERATIONS, NET OF TAXES
Discontinued operations, net of taxes include the equity earnings associated with our Ilim joint venture. Discontinued operations, net of taxes also includes the following special items charges (gains):

	First Quarter 2023		Fourth Quarter 2022
(In millions)	Before Tax	After Tax	Before Tax	After Tax
Ilim equity method investment impairment	$43	$43	$533	$533
Total	$43	$43	$533	$533

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Investors tab and going to the Events and Presentations page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (409) 207-6975 or, within the U.S. only, (844) 867-6169, and ask to be connected to the International Paper first quarter earnings call. The conference ID number is 4937949. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (402) 970-0847 or, within the U.S. only, (866) 207-1041 and when prompted for the conference ID, enter 7537161.

About International Paper
International Paper (NYSE: IP) is a global producer of planet-friendly packaging, pulp and other fiber-based products, and one of North America's largest recyclers. Headquartered in Memphis, Tenn., we employ approximately 39,000 colleagues globally who are committed to creating what's next. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2022 were $21.2 billion. Additional information can be found by visiting internationalpaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our ability to meet targets and goals with respect to climate change and the emission of GHGs and other environmental, social and governance matters; (ii) the level of our indebtedness and changes in interest rates (including the impact of current elevated interest rate levels); (iii) the impact of global and domestic economic conditions and industry conditions, including with respect to current negative macroeconomic conditions, inflationary pressures and changes in the cost or availability of raw materials, energy sources and transportation sources, supply chain shortages and disruptions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets, including possible instability in such markets and/or disruptions to the banking system due to potential or actual bank failures; (iv) domestic and global geopolitical conditions, changes in currency exchange rates, trade protectionist policies, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (v) the amount of our future pension funding obligations, and pension and healthcare costs; (vi) unanticipated expenditures or other adverse developments related to compliance with existing and new environmental, tax, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws and regulations; (vii) any material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (viii) the impact of the conflict involving Russia and Ukraine, including in connection with related escalated sanctions imposed by the United States, the European Union, G7 and other countries and possible actions by the Russian government, and the impact of such developments on domestic and global economic and geopolitical conditions in general and on us and our Ilim joint venture, which could be materially and adversely affected by such developments, and our inability to predict the full impact of the Russian invasion of Ukraine, current or future sanctions, current or future actions by the Russian government, geopolitical instability and the possibility of broadened military conflict on our Ilim joint venture, on our receipt of dividends from our Ilim joint venture and on our ability to complete the sale of our interest in the Ilim joint venture under the terms of the agreement with our joint venture partners to purchase our interest (and, if we are unable to complete such a sale, on the value of and our ability to sell our interest to another purchaser); (ix) risks inherent in conducting business through joint ventures; (x) our ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures, spinoffs and other corporate transactions, (xi) cybersecurity and information technology risks; (xii) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters; (xiii) our exposure to claims under our agreements with Sylvamo Corporation; (xiv) our failure to realize the anticipated benefits of the spin-off of Sylvamo Corporation and the qualification of such spin-off as a tax-free transaction for U.S. federal income tax purposes; and (xv) our ability to attract and retain qualified personnel, particularly in light of current labor market conditions. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and SEC filings. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contacts:
Media: Amy Simpson, 901-419-4964 Investors: Mark Nellessen; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2023		2022		2022
Net Sales	$5,020		$5,237		$5,133
Costs and Expenses
Cost of products sold	3,642		3,839		3,668	(d)
Selling and administrative expenses	381		341		315
Depreciation, amortization and cost of timber harvested	241		261		251
Distribution expenses	422		424		446
Taxes other than payroll and income taxes	36		36		38
Restructuring and other charges, net	—		—		(4)	(e)
Net (gains) losses on sales and impairments of businesses	—		—		76	(f)
Net (gains) losses on sales of equity method investments	—		—		10	(g)
Net (gains) losses on mark to market investments	—		(46)	(c)	—
Interest expense, net	62	(a)	69		59	(a)
Non-operating pension expense (income)	15		(49)		(48)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	221		362		322
Income tax provision (benefit)	48		95		148	(h)
Equity earnings (loss), net of taxes	(1)		—		(3)
Earnings (Loss) From Continuing Operations	172		267		171
Discontinued operations, net of taxes	—	(b)	93		(489)	(b)
Net Earnings (Loss)	$172		$360		$(318)
Basic Earnings Per Common Share
Earnings (loss) from continuing operations	$0.49		$0.71		$0.48
Discontinued operations	—		0.25		(1.38)
Net earnings (loss)	$0.49		$0.96		$(0.90)
Diluted Earnings Per Common Share
Earnings (loss) from continuing operations	$0.49		$0.70		$0.48
Discontinued operations	—		0.25		(1.38)
Net earnings (loss)	$0.49		$0.95		$(0.90)
Average Shares of Common Stock Outstanding - Diluted	353.3		379.2		353.7

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes pre-tax charges of $3 million ($2 million after taxes) for both of the three months ended March 31, 2023 and December 31, 2022 related to the previously announced settlement of the timber monetization restructuring tax matter.
(b)	Includes charges of $43 million (before and after taxes), including a charge of approximately $43 million for foreign currency cumulative translation adjustment loss, and $533 million (before and after taxes), including a charge of $375 million for foreign currency cumulative translation adjustment loss, for the three months ended March 31, 2023 and December 31, 2022, respectively, for the impairment of our equity method investment in connection with our announced plan to sell our interest in the Ilim joint venture.
(c)	Includes a pre-tax charge of $46 million ($35 million after taxes) for the three months ended March 31, 2022 related to the fair value adjustment of our investment in Sylvamo Corporation.

(d)	Includes pre-tax charges of $48 million ($36 million after taxes) for the three months ended December 31, 2022 for environmental remediation reserve adjustments and a pre-tax charge of $11 million ($8 million after taxes) for the three months ended December 31, 2022 for a litigation reserve.

(e)	Includes other pre-tax income of $4 million ($3 million after taxes) for the three months ended December 31, 2022.

(f)	Includes a charge of $76 million (before and after taxes) for the three months ended December 31, 2022 related to the impairment of goodwill in our EMEA Packaging business.

(g)	Includes a loss of $10 million (before and after taxes) for the three months ended December 31, 2022 for the foreign currency cumulative translation adjustment related to the sale of an equity method investment.

(h)	Includes tax expense of $45 million for the three months ended December 31, 2022 related to a foreign deferred tax valuation allowance.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2023	2022	2022
Net Earnings (Loss)	$172	$360	$(318)
Less: Discontinued operations, net of taxes (gain) loss	—	(93)	489
Earnings (Loss) from Continuing Operations	172	267	171
Add back: Non-operating pension expense (income)	15	(49)	(48)
Add back: Net special items expense (income)	3	(46)	144
Income tax effect - Non-operating pension and net special items expense	(5)	23	42
Adjusted Operating Earnings	$185	$195	$309

	Three Months Ended March 31,		Three Months Ended December 31,
	2023	2022	2022
Diluted Earnings per Common Share as Reported	$0.49	$0.95	$(0.90)
Less: Discontinued operations, net of taxes (gain) loss	—	(0.25)	1.38
Continuing Operations	0.49	0.70	0.48
Add back: Non-operating pension expense (income)	0.04	(0.13)	(0.13)
Add back: Net special items expense (income)	0.01	(0.12)	0.41
Income tax effect per share - Non-operating pension and net special items expense	(0.01)	0.06	0.11
Adjusted Operating Earnings per Share	$0.53	$0.51	$0.87
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of discontinued operations, non-operating pension expense (income) and items considered by management to be unusual or otherwise not reflective of on-going operations (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. The Company believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended March 31,				Three Months Ended December 31,
	2023		2022		2022
Industrial Packaging	$4,083		$4,406		$4,169
Global Cellulose Fibers	811		710		842
Corporate and Inter-segment Sales	126		121		122
Net Sales	$5,020		$5,237		$5,133
Operating Profit (Loss) by Business Segment
	Three Months Ended March 31,				Three Months Ended December 31,
	2023		2022		2022
Industrial Packaging	$322		$397		$416
Global Cellulose Fibers	(16)		(49)		35
Total Business Segment Operating Profit	$306		$348		$451

Earnings (Loss) Before Income Taxes and Equity Earnings	$221		$362		$322
Interest expense, net	62	(a)	69		59	(a)
Adjustment for less than wholly owned subsidiaries (d)	—		—		(3)
Corporate expenses, net	8		12		(20)
Corporate net special items	—		(46)	(b)	65	(b)
Business net special items	—		—		76	(c)
Non-operating pension expense (income)	15		(49)		(48)
Business Segment Operating Profit (e)	$306		$348		$451

(a)	Includes charges of $3 million for both of the three months ended March 31, 2023 and December 31, 2022 related to the previously announced settlement of the timber monetization restructuring tax matter.
(b)	Includes a net gain of $46 million for the three months ended March 31, 2022 related to the monetization of our investment in Sylvamo Corporation, charges of $48 million for the three months ended December 31, 2022 for environmental remediation reserve adjustments, a charge of $11 million for the three months ended December 31, 2022 for a litigation reserve, a loss of $10 million for the three months ended December 31, 2022 for the foreign currency cumulative translation adjustment related to the sale of an equity method investment and other income of $4 million for the three months ended December 31, 2022.
(c)	Related to Industrial Packaging, includes a charge of $76 million for the three months ended December 31, 2022 related to the impairment of goodwill in our EMEA Packaging business.

(d)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax earnings for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.
(e)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) from continuing operations before income taxes and equity earnings, but including the impact of less than wholly owned subsidiaries, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31,
	2023	2022	2022
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,381	2,618	2,443
Containerboard	544	712	546
Recycling	560	564	545
Saturated Kraft	34	44	42
Gypsum /Release Kraft	60	54	67
EMEA Packaging (b)	335	368	342
Industrial Packaging	3,914	4,360	3,985
Global Cellulose Fibers (In thousands of metric tons) (c)	688	712	711

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2023	December 31, 2022
Assets
Current Assets
Cash and Temporary Investments	$636	$804
Restricted Cash	72	—
Accounts and Notes Receivable, Net	3,196	3,284
Contract Assets	533	481
Inventories	1,939	1,942
Assets Held for Sale	90	133
Other	149	126
Total Current Assets	6,615	6,770
Plants, Properties and Equipment, Net	10,453	10,431
Investments	187	186
Long-Term Financial Assets of Variable Interest Entities	2,298	2,294
Goodwill	3,042	3,041
Overfunded Pension Plan Assets	305	297
Right of Use Assets	422	424
Deferred Charges and Other Assets	449	497
Total Assets	$23,771	$23,940
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$367	$763
Accounts Payable and Other Current Liabilities	3,899	4,237
Total Current Liabilities	4,266	5,000
Long-Term Debt	5,471	4,816
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,108	2,106
Deferred Income Taxes	1,738	1,732
Underfunded Pension Benefit Obligation	283	281
Postretirement and Postemployment Benefit Obligation	145	150
Long-Term Lease Obligations	286	283
Other Liabilities	1,085	1,075
Equity
Common Stock	449	449
Paid-in Capital	4,699	4,725
Retained Earnings	9,866	9,855
Accumulated Other Comprehensive Loss	(1,911)	(1,925)
	13,103	13,104
Less: Common Stock Held in Treasury, at Cost	4,714	4,607
Total Equity	8,389	8,497
Total Liabilities and Equity	$23,771	$23,940

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net earnings (loss)	$172	$360
Depreciation, amortization and cost of timber harvested	241	261
Deferred income tax expense (benefit), net	(2)	30
Net (gains) losses on mark to market investments	—	(46)
Net (gains) losses on sales and impairments of equity method investments	43	—
Equity method dividends received	—	204
Equity (earnings) losses, net	(42)	(93)
Periodic pension (income) expense, net	26	(28)
Other, net	39	51
Changes in current assets and liabilities
Accounts and notes receivable	103	(146)
Contract assets	(52)	(114)
Inventories	52	31
Accounts payable and accrued liabilities	(203)	89
Interest payable	(5)	25
Other	(27)	(36)
Cash Provided By (Used For) Operating Activities	345	588
Investment Activities
Invested in capital projects, net of insurance recoveries	(341)	(185)
Proceeds from sale of fixed assets	2	5
Cash Provided By (Used For) Investment Activities	(339)	(180)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(177)	(428)
Issuance of debt	670	88
Reduction of debt	(413)	(3)
Change in book overdrafts	(26)	(66)
Dividends paid	(162)	(174)
Cash Provided By (Used for) Financing Activities	(108)	(583)
Effect of Exchange Rate Changes on Cash and Temporary Investments and Restricted Cash	6	(1)
Change in Cash and Temporary Investments and Restricted Cash	(96)	(176)
Cash and Temporary Investments and Restricted Cash
Beginning of the period	804	1,295
End of the period	$708	$1,119

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2023	2022
Cash Provided By (Used For) Operating Activities	$345	$588
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(341)	(185)
Free Cash Flow	$4	$403

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.